Exhibit 3.1

Number: C0747719

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that LYNDEN VENTURES LTD., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0064793, has continued into British Columbia from the Jurisdiction of ONTARIO, under the Business Corporations Act, with the name LYNDEN VENTURES LTD. on February 2, 2006 at 12:47 PM Pacific Time.

Issued under my hand at Victoria, British Columbia

On February 2, 2006

RON TOWNSHEND Registrar of Companies Province of British Columbia Canada